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                                                                     EXHIBIT 3.5


                            CERTIFICATE OF AMENDMENT
                      TO THE AMENDED AND RESTATED ARTICLES
                                OF INCORPORATION
                                       OF
                           CLUB REGINA RESORTS, INC.


          Pursuant to the provisions of Nevada Revised Statutes, Title 7, Chapter 78, it is hereby certified that:

          FIRST:   The name of the corporation (the "Corporation") is Club
Regina Resorts, Inc.

          SECOND: The Board of Directors of the Corporation duly adopted the following resolutions on May 6, 1998:

          RESOLVED, that it is advisable in the judgment of the Board of Directors of the Corporation that the name of the Corporation be changed (the "Name Change"), and that, in order to accomplish the same, ARTICLE I of the Amended and Restated Articles of Incorporation be amended to read as follows:

                                   "ARTICLE I

                    "The name of the Company is Raintree Resorts International, Inc."

          THIRD:   The total number of outstanding shares having voting power of the Corporation is 10,832,729, and the total number of votes entitled to be cast by the holders of all of said outstanding shares is 10,832,729.

          FOURTH: The holders of a majority of the aforesaid total number of outstanding shares approved the Name Change at a meeting of the stockholders on May 6, 1998.


              FILED
      IN THE OFFICE OF THE
   SECRETARY OF STATE OF THE
        STATE OF NEVADA

          MAY 12, 1998

         NO. C17134-96
             ---------
       /s/ DEAN HELLER
DEAN HELLER, SECRETARY OF STATE